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Today marks a very proud and emotional milestone: atai Life Sciences (Nasdaq: ATAI), the psychedelics medicine company I co-founded 2018, announced a business combination with Beckley Psytech, positioning atai - to be renamed into "atai Beckley"- to be the undoubted leader in the field.

I am very proud, because this is a massive milestone on executing our mission.

I am also very emotional, because Amanda Feilding passed away last week and cannot be with us for this big announcement. As you may know, Amanda was the founder of Beckley Psytech (together with her son, Cosmo) and Beckley's Spiritus Rector.

She was a legend - and not only in the psychedelic world. In my opinion, without her, the "psychedelic renaissance" of the last few years would not have happened.

Amanda was very supportive in these discussions, even while battling cancer, and it is an immense honor to continue her legacy together with her son Cosmo in working to bring all the psychedelics she loved so much back into the world as regulated pharmaceuticals.

About the transaction

Those who follow me or atai know that atai made a strategic investment in Beckley Psytech already in January 2024, resulting in an approximate one third ownership stake and certain shareholder level rights that set the potential foundation for today's news: atai is acquiring (subject to certain closing conditions) the remaining roughly 2/3 of Beckley Psytech, resulting in 100% ownership of Beckley and full internalization of BPL- 003 into atai's pipeline. In honor of the Beckley legacy, we anticipate using the name "atai Beckley" following the closing.

Under the terms of the deal, as disclosed by atai, Beckley's shareholders (other than atai) will be issued approximately 105 million new atai shares as consideration for the remaining shares of Beckley, with these newly issued shares equating to approximately 31% of the combined company on a fully diluted basis, based on the treasury stock method, upon closing of the transaction and the concurrent private placement. All new shares are subject to a lock up.

Beckley's lead compound is BPL-003, a proprietary, patent protected formulation of 5- Meo-DMT, administered intranasally.

Because Phase2b data for BPL-003 are anticipated for mid-2025, hence in a few weeks, atai negotiated downside protection, in the hopefully unlikely case that the Phase 2b data wouldn't meet atai's expectations. Only if/when that Phase 2b data meets certain pre-defined success criteria is atai required to maintain a recommendation in favor of the acquisition.

About 5-MEO-DMT

It is considered by some to be the strongest psychedelic and often referred to as "the god molecule".

All previous data releases have demonstrated that a single dose of BPL-003

•	was well-tolerated;

•	with rapid and durable antidepressive effects of up to three months; and

•	with an average in-clinic treatment time of less than two hours following dosing (duration is very important, see more below).

As stated in today's announcement from atai, the (highly anticipated) Phase 2b data for 5-MeO-DMT are expected to be released mid-2025.

atai's transformation and evolution

This acquisition serves as a culmination of atai's transformation from a portfolio/ asset holding company in its early days, shifting to a hybrid in its IPO days, to now becoming a fully operational biotech company, with all major programs owned 100%.

What has not changed despite this transformation is my vision and aspiration for atai: to create THE psychedelic powerhouse, getting all medically viable psychedelics under one roof. And (IMHO) we succeeded. Big time.

Lost amid the negativity the biotech sector as a whole went through over the past 2-3 years, it is easy to overlook how atai prudently used this time to:

•	acquire the minority shares in DemeRx, bringing atai's ownership of its lbogaine program to 100%;

•	acquire lntelGenx to internalize early stage and scale manufacturing, potentially generate additional revenues, and continue to enhance its patent estate more generally;

•	bring its own, internally-developed VLS-01(DMT) program into Phase 2 - after very promising Phase 1 data;

•	drive its own EMP-01 (R-MDMA) program into Phase 2, while the general public still lamented the Lykos failure; and

•	now, acquire the remaining stake of Beckley and fully internalize its 5-MeO-DMT program.

In my view, the only exception to 100% ownership is Psilocybin, which atai directly covers via its current, strategic stake in Compass Pathways, and indirectly via the ~33% stake in the ELE-101 program that is anticipated to be spun out from Beckley. For those who don't know, ELE-101 is an IV formulation of psilocin, the active moiety of psilocybin. That noted, DMT and 5-Meo-DMT so far suggest similar positive effects to Psilocybin, but with a treatment duration of only 2 hours, which is considered much more commercially viable than a 6-hour Psilocybin trip.

And there is more in the atai pipeline that I am personally excited about, including RL- 007's anticipated mid-2025 read out of its Phase 2b proof-of-concept trial for pro- cognitive effects in patients with Cognitive Impairment Associated with Schizophrenia (CIAS).

And atai also has a strong development pipeline of non-hallucinogenic, neuroplasticity enhancers. You haven't heard much about this yet-but you will soon. I'm especially excited about this program.

Details matter

In my estimation, most investors so far have "only" - very understandably - focused on the very positive effects and potentials of psychedelics. However, as atai has continuously pointed out since its foundation, if a company invests hundreds of millions into approving such medicines it (and its various stakeholders) ultimately need to benefit once successful. But for that objective, the details matter. A lot.

I believe that atai has paid very good attention to those details and in doing so laid the foundation for its potential commercial success in the future.

For each of atai's programs, it prioritizes and has developed a significant patent & intellectual property portfolio, which should enable it to ultimately protect the fruits of its labour.

With the core focus on the "2-hour treatment window", atai's focus is and remains on the most commercially viable solutions. See more below.

And atai has pioneered (or leveraged its BD chops to acquire) innovative delivery methods like intranasal, buccal, and transmucosal (see, e.g., its acquisition of lntelGenX). These efforts collectively enhance the IP estate of atai even further, target shorter durations and hence offer better economics for providers and payers, and (perhaps most importantly) would allow for more convenience for patients.

Welcoming Ferring & Adage

I am also very proud to welcome Ferring Ventures SA, part of Ferring Pharmaceuticals, as a strategic investor in atai. As a privately-owned, science-driven global biopharma company, Ferring has built a world-class reputation for advancing treatments that directly improve lives, from reproductive medicine and maternal health to gastroenterology and microbiome science. It has a legacy of over 70 years, operations in 50+ countries, and a deep commitment to scientific rigor, ethical leadership, and patient-centered progress that I find truly admirable.

"Psychedelics have demonstrated remarkable potential as a transformative class of treatments for a range of mental health conditions. atai has consistently led innovation and progress in this space, and I am pleased to expand our investment to support the company in pioneering the next generation of mental health treatments." - Jean- Frederic Paulsen, Chairman Ferring Ventures SA

I couldn't wish for a better strategic pharma investor, and I am sure their experience, network and support will be very beneficial to atai.

I am also very happy that Adage is doubling down as well. Adage Capital Partners LP, a premier institutional investor, known for backing some of the most transformative names in life sciences, has been a key backer of Beckley and hence they have a unique history and knowledge of BPL-003. Investing in atai without any conditionality on closing of the acquisition suggests to me that Adage has confidence both in atai, and in the potential of the combined entity.

The "Spravato Window"

As the saying goes "The pioneers take the arrows, the settlers take the land":

Spravato / Esketamine (intranasal) by Johnson & Johnson (J&J) has been approved in 2019 for the treatment of depression. Because of its psychedelic-like features and administration - it takes 2 hours from start to finish and needs to be done together with a healthcare professional - many investors saw that as a blueprint for psychedelic roll out.

And at first Spravato had a very slow start:

•	Therapists had to get familiar;

•	J&J did not really know what to do with such an "outlier" back then, did not really fit in their pipeline; and

•	Patients needed to get educated as well.

This slow start is still on the mind of many investors, who predict a similar slow roll out for Compass and atai. They couldn't be more wrong, imo.

Now, 6 years later and with much more experience, Spravato is a blockbuster drug, projected to make several billion revenues in 2026. Patients and therapists are educated. And therapists are ready to introduce more psychedelics.

And most importantly: infrastructure and learnt processes matter. All the clinics that offer Spravato to their patients are used to that 2-hour-treatment window. Longer times (6 hours for Psilocybin, 12 hours for LSD) will likely be harder to establish, which is why atai is focusing on psychedelics fitting this 2-hour window.

Political support

All of this comes in a time of strong political support for psychedelic therapy: as you may be aware, just 2 weeks ago, new FDA Commissioner Marty Makari called psychedelic medicines a "top priority" for the agency. That's the clearest public signal that I have seen to date that suggests that the FDA is ready to act fast - if the clinical data supports it.

Dr. Makary has stated that "there are ongoing clinical trials... and we have to take an expeditious and rapid review of that data': He also named Psilocybin, MDMA & lbogaine as key examples - all compounds being developed by atai (or to which atai has direct or indirect coverage, as noted above).

See the full interview here.

Putting my money where my mouth is

To date, I have never sold - only bought - atai shares given my personal confidence in our success. Mental health is IMO the defining medical challenge of our time. And I believe that addressing it with transformative psychedelic treatments will not only impact patients in need but also (if and as successfully developed and commercialized) provide great returns for shareholders.

This is why I increased my stake in atai significantly earlier this year.

And this is why I have easily and happily agreed to a 12-month voluntary lockup, mirroring the lockups on the new atai shares to be issued to Beckley shareholders.

Dear friends, I hope you all can feel my excitement about the potential of atai Beckley.

I want to thank all fellow shareholders who have gone through the ups and downs of this journey together with us. As an investor, I am very confident in the potential of atai and am convinced that me and my fellow investors will be rewarded - with performance, and with knowing that we will have made a transformational difference for people suffering from mental health issues.

Forward-looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “anticipate,” “initiate,” “could,” “would,” “project,” “plan,” “potentially,” “preliminary,” “likely,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements include express or implied statements relating to, among other things: expectations regarding the closing of the transaction, including timing and approvals; expectations regarding operations of the combined company, including strategic value of the clinical development programs for patients and shareholders as well as expectations regarding financial synergies; timing and results of Beckley’s BPL-003 Phase 2b trial and related data readouts; expectations regarding Beckley’s other clinical assets, including ELE-101; expectations regarding the concurrent private placement, including related closing conditions; our business strategy and plans; and the potential, success, cost and timing of development of our product candidates, and the product candidates of those companies we invest in.

Forward-looking statements are neither promises nor guarantees, but involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected, including, without limitation, the important factors described in the section titled “Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC, as such factors may be updated from time to time in atai's other filings with the SEC. atai disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release, other than to the extent required by applicable law.

No Offer or Solicitation

This communication is for information purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Additional Information and Where to Find It

This communication is being made in respect of the proposed transaction between the Company and Beckley Psytech Limited. In connection with the proposed transaction, the Company will file with the SEC a proxy statement on Schedule 14A (the “Proxy Statement”), as well as other relevant documents regarding the proposed transaction. This press release is not a substitute for the Proxy Statement or any other document which the Company may file with the SEC. INVESTORS ARE URGED TO READ IN THEIR ENTIRETY THE PROXY STATEMENT REGARDING THE TRANSACTION WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

A free copy of the Proxy Statement, as well as other filings containing information about the Company, when such documents become available, may be obtained at the SEC’s website (http://www.sec.gov).

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from its shareholders in respect of the proposed transactions contemplated by the Proxy Statement. Information regarding the persons who are, under the rules of the SEC, participants in the solicitation of the shareholders of the Company in connection with the proposed transactions, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the Proxy Statement when it is filed with the SEC. Information regarding the Company’s directors and executive officers is contained in its Annual Report on Form 10-K for the year ended December 31, 2024 and its Proxy Statement on Schedule 14A, dated April 21, 2025, which are filed with the SEC.